EXHIBITS

(a) Form of Agreement and Plan of Reorganization between Pilgrim Government Securities Income Fund, Inc. and Pilgrim GNMA Income Fund, Inc. is incorporated by reference to the Registration Statement on Form N-14 as filed on December 4, 2000.

(d) GNMA's amended investment strategies are incorporated by reference to the Registration Statement on Form N-1A as filed on March 1, 2001.